UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008

TYCO ELECTRONICS LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Second Floor, 96 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-294-0607
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05             COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 4, 2008, Tyco Electronics Ltd. (the “Company”) announced its intent to initiate a restructuring to consolidate production of its automotive products in key manufacturing sites throughout Eastern and Western Europe. This initiative is part of the simplification of the Company’s global manufacturing footprint, including the exit of certain manufacturing operations and the migration of certain facilities and product lines to lower cost countries. The proposed changes, which are subject to consultation with several works councils, would involve three automotive plant closures and restructuring of operations at several facilities in Spain and France, and would impact approximately 850 employees.

Based on current foreign exchange rates, the Company estimates that charges associated with the European automotive restructuring plan will be approximately $155 million, with an expected completion target within 15 months. The charges are primarily comprised of employee related termination benefits of approximately $125 million and other costs of $10 million that will result in future cash expenditures.  In addition, the Company expects to record non-cash charges of approximately $20 million primarily related to inventory and fixed assets.  The Company expects to incur total restructuring related charges of approximately $135 million in the fourth quarter of fiscal 2008 ending September 26, 2008. The initiation of the European automotive restructuring plan in the fourth quarter of fiscal 2008 will increase the Company’s previously announced fiscal 2008 restructuring charges by approximately $70 million, from approximately $130 million to approximately $200 million in fiscal 2008.

ITEM 7.01             REGULATION FD DISCLOSURE

Attached as Exhibit 99.1 is a copy of the Company’s press release dated September 4, 2008 announcing the European automotive restructuring plan, which is incorporated in this Item 7.01 by reference. The press release also updates the Company’s guidance for the fourth quarter of fiscal 2008 as a result of the restructuring charges described in Item 2.05. The information in this Item 7.01 is being furnished pursuant to Regulation FD.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated September 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO ELECTRONICS LTD. (Registrant)

	By:	/s/ Robert J. Ott
Robert J. Ott Senior Vice President and Corporate Controller
Date: September 4, 2008